UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2014

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 205-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On August 28, 2014, Alder BioPharmaceuticals, Inc. received written notice from Bristol-Myers Squibb Company, or BMS, that BMS has elected to terminate in its entirety the Collaboration and License Agreement by and among Alder BioPharmaceuticals, BMS and AlderBio Holdings LLC, or AlderBio, dated November 6, 2009, or the BMS Agreement. The termination of the BMS Agreement will be effective on December 29, 2014, or the Termination Date, which is four months from the date of the notice. The decision by BMS to terminate the BMS Agreement was the result of an internal BMS portfolio review process wherein BMS determined that Clazakizumab did not warrant further investment based on other priorities in their pipeline.

Under the terms of the BMS Agreement, we granted BMS worldwide exclusive rights to develop and commercialize Clazakizumab for all indications other than cancer. We received an $85 million upfront payment in November 2009. BMS was responsible for paying 100% of worldwide development costs for all indications, except cancer, and reimbursing us for certain clinical supply and development costs. To date, in addition to the upfront payment, we have received two milestone payments totaling $18.5 million in the aggregate and we have been reimbursed for clinical supply and development costs of $26.8 million. We would have been eligible to receive additional development-based, regulatory-based and sales-based milestone payments and tiered royalties on net sales of Clazakizumab had the BMS Agreement not been terminated.

BMS continues to be responsible until June 28, 2015 for all costs of the clinical trials that were initiated prior to August 28, 2014. If any milestone event is achieved during the period between August 28, 2014 and the Termination Date, BMS will not be obligated to pay the corresponding milestone payment. Effective on the Termination Date, all rights granted to BMS with respect to Clazakizumab will terminate and revert to us, and BMS will grant to AlderBio an exclusive license, with the right to grant sublicenses, under certain BMS intellectual property solely to make, have made, use, import, export, offer for sale, and sell Clazakizumab. BMS is obligated to transfer to us the Investigational New Drug Application that BMS filed for Clazakizumab with the U.S. Food and Drug Administration. We have the right to purchase all of BMS’ existing inventory of Clazakimzumab at cost and, at our request, BMS is obligated to use diligent efforts to supply us with Clazakimzumab until the earlier of 20 months after the Termination Date or the date that we obtain an alternative source of supply.

We will be required to pay a low single-digit royalty to BMS on sales of Clazakizumab unless the regulatory approval of Clazakizumab is not based on data from the Phase 2b clinical trial(s) for which BMS received topline results prior to the Termination Date. Aside from those clinical trial expenses that BMS is obligated to pay after the Termination Date, we will be solely responsible for performing and funding any Clazakizumab development and clinical trial activities undertaken after the Termination Date, which could significantly delay or result in the discontinuation of the development of Clazakizumab.

Under the terms of the BMS Agreement, BMS purchased 1,600,000 shares of our common stock in our initial public offering at the initial public offering price of $10.00 per share.

The foregoing is only a brief description of the material terms of the BMS Agreement, does not purport to be complete and is qualified in its entirety by reference to the BMS Agreement that was filed as Exhibit 10.8 to our Registration Statement on Form S-1, as amended (File No. 333-194672) filed with the SEC on May 1, 2014. The press release announcing the termination of the BMS Agreement, dated September 2, 2014, is filed hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Alder BioPharmaceuticals, Inc. dated September 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.

Dated: September 2, 2014

	By:	/s/ Randall C. Schatzman
Randall C. Schatzman, Ph.D.
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Alder BioPharmaceuticals, Inc. dated September 2, 2014